UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

Rancher Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-51425	98-0422451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999-18th Street, Suite 3400, Denver, Colorado 80202
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (303) 629-1125

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 16, 2007, Rancher Energy Corp. (“we” or “us”), borrowed $12,240,000 pursuant to a Term Credit Agreement (the “Credit Agreement”) with GasRock Capital LLC (“GasRock”). We received net proceeds of $11,622,800  after the deduction of GasRock’s fees, expenses and three months of interest to be held in escrow. In addition, we incurred approximately $390,000 in investment banking, legal and other fees and expenses in connection with the transaction.

All amounts outstanding under the Credit Agreement are due and payable on October 31, 2008 (the “Maturity Date”), and bear interest at a rate equal to the greater of (a) 12% per annum and (b) the LIBOR rate plus 6% per annum. We are required to make monthly interest payments on the amounts outstanding under the Credit Agreement but are not required to make any principal payments until the Maturity Date. We may prepay the amounts outstanding under the Credit Agreement at any time without penalty.

Our obligations under the Credit Agreement are secured by a first priority security interest in all of our properties and assets, including all rights under our oil and gas leases in our three producing oil fields in the Powder River Basin of Wyoming and all of our equipment on those properties.

We also granted GasRock a 2% Overriding Royalty Interest (the “ORRI”), proportionally reduced when our working interest is less than 100%, in all crude oil and natural gas produced from our three Powder River Basin fields. As long as any of our obligations remain outstanding under the Credit Agreement, we will be required to grant the same ORRI to GasRock on any new working interests acquired by us after closing. Prior to the Maturity Date, we may re-acquire 50% of the ORRI granted to GasRock at a repurchase price calculated to ensure that total payments by us to GasRock of principal, interest, ORRI revenues and ORRI repurchase price will equal 120% of the loan amount.

As required by the Credit Agreement, we entered into a swap agreement covering approximately 75% of our proved developed producing reserves scheduled to be produced during a two-year period. We have entered into a Participation Cap Costless Collar with BP Corporation North America Inc. (“BP”) with a price floor of $65/bbl for NYMEX light sweet crude oil on 75% of our scheduled production and a ceiling price of $83.50 on 45% of our scheduled production. The price we receive for production in our three fields is indexed to Wyoming Sweet crude oil posted price. We have not hedged the basis differential between the NYMEX price and the Wyoming Sweet price.

We are subject to various restrictive covenants under the Credit Agreement, including limitations on our ability to sell properties and assets, make distributions, extend credit, amend our material contracts, incur indebtedness, provide guarantees, effect mergers or acquisitions (other than to change our state of incorporation), cancel claims, create liens, create subsidiaries, amend our formation documents, make investments, enter into transactions with its affiliates, and enter into swap agreements. We must maintain (a) a current ratio of at least 1.0 (excluding from the calculation of current liabilities any loans outstanding under the Credit Agreement) and (b) a loan-to-value ratio greater than 1.0 to 1.0 for the term of the loan.

The Credit Agreement contains several events of default, including if, at any time after closing, our most recent reserve report indicates that our projected net revenue attributable to our proved reserves is insufficient to fully amortize the amounts outstanding under the Credit Agreement within a 48-month period and we are unable to demonstrate to GasRock’s reasonable satisfaction that we would be able to satisfy such outstanding amounts through a sale of our assets or equity. Upon the occurrence of an event of default under the Credit Agreement, GasRock may accelerate our obligations under the Credit Agreement. Upon certain events of bankruptcy, our obligations under the Credit Agreement would automatically accelerate. In addition, at any time that an event of default exists under the Credit Agreement, we will be required to pay interest on all amounts outstanding under the Credit Agreement at a default rate, which is equal to the then-prevailing interest rate under the Credit Agreement plus 4% per annum.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.02    Regulation FD Disclosures

On October 17, 2007, Rancher issued a press release entitled “Rancher Energy Corp. Completes $12 Million Debt Financing.” The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed filed for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing.

Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

Exhibit 10.1	Term Credit Agreement
Exhibit 10.2	Term Note
Exhibit 10.3	Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues
Exhibit 10.4	Security Agreement
Exhibit 10.5	Conveyance of Overriding Royalty Interest
Exhibit 10.6	ISDA Master Agreement
Exhibit 10.7	Restricted Account and Securities Account Control Agreement
Exhibit 10.8	Intercreditor Agreement
Exhibit 99.1	October 17, 2007 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANCHER ENERGY CORP.

Signature:	/s/ John Works
Name:	John Works
Title:	President and Principal Executive Officer

Dated: October 17, 2007

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Term Credit Agreement
Exhibit 10.2	Term Note
Exhibit 10.3	Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues
Exhibit 10.4	Security Agreement
Exhibit 10.5	Conveyance of Overriding Royalty Interest
Exhibit 10.6	ISDA Master Agreement
Exhibit 10.7	Restricted Account and Securities Account Control Agreement
Exhibit 10.8	Intercreditor Agreement
Exhibit 99.1	October 17, 2007 Press Release